================================================================================


                       SECURITIES AND EXCHANGE COMMISSION

                               Washington DC 20549

                                    Form 8-K


                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                Date of Report (Date of Earliest Event Reported):
                                 August 27, 2002




                          FAIRMOUNT CHEMICAL CO., INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



  New Jersey                          1-4591                        22-0900720
---------------                    ------------                   --------------
(State or other                    (Commission                    (IRS Employer
jurisdiction of                    File Number)                   Identification
 incorporation)                                                       Number)

                 117 Blanchard Street, Newark, New Jersey 07105
              -----------------------------------------------------
              (Address of principal executive offices and zip code)


               Registrant's telephone number, including area code:
               ---------------------------------------------------
                                 (973) 344-5790


================================================================================

                     Total number of pages in this filing: 3

Item 5.  Other Events
---------------------

         On August 26, 2002 the New Jersey Superior Count issued a Temporary Restraining Order to Fairmount Chemical Co., Inc. (the "Company") prohibiting the Company from operating equipment which will result in the release of hydrazine to the air until further order of the court. No other manufacturing operations of the Company were effected by the order and operations continue on a regular basis. The order was sought based upon a 1996 study commissioned by the New Jersey Department of Environmental Protection ("NJDEP"), which data was released in May 2002.

         In a meeting among the New Jersey Attorney's Office, the NJDEP and the Company's counsel on August 29, 2002 it was agreed that the company may complete its current schedule of hydrazine operations and ship the product off site in a normal fashion. The Company has agreed not to bring hydrazine onto its site. The company has until approximately September 27, 2002 to finalize its submissions in response to this action. The Company expects the issues to be resolved on or about that date.

         A Memorandum of Understanding had been agreed to between the Company and ChemDesign Corp. of Fitchburg, MA whereby ChemDesign will acquire the hydrazine hydrate blending activity of the Company within the month of September 2002. The finalization of this transaction is subject to final documentation and all necessary approvals of which there can be no assurance.

         The Company is in final negotiations to acquire by lease additional manufacturing capacity for certain of its products outside of New Jersey. It is expected that this will be finalized within the next sixty days.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.


                                                 Fairmount Chemical Co., Inc.


September 3, 2002                                By  /s/ Jerrel Branson
-----------------                                -----------------------
Date                                             Jerrel Branson
                                                 Chief Executive Officer












                                        3